Exhibit 10.9

June 28, 2005

Stephen P. DuBois

6832 107th Avenue

Kenosha, Wisconsin  53142

Dear Mr. DuBois:

In connection with the anticipated merger (the “Merger”) of EFC Bancorp, Inc. (the “Company”) with and into MAF Bancorp, Inc. (the “Purchaser”) as contemplated by the Agreement and Plan of Reorganization by and between the Purchaser and the Company (the “Merger Agreement”), the Company, EFS Bank (the “Company Bank”) and you hereby enter into this agreement (this “Agreement”).  Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in the Merger Agreement.

1.                                     Options.  Prior to December 31, 2005, you may exercise any and all vested options for the purchase of Company common stock (the “Options”) that you hold as of the date hereof and, with respect to any such Options that are “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), subject to any restrictions on sale pursuant to applicable law, sell the shares of the Company’s common stock underlying such Options, such that all income from such exercise shall be included in your gross income for 2005.  For the avoidance of doubt, and notwithstanding anything herein to the contrary, any income that you derive from the exercises of the Options (and sale of the underlying shares) as set forth in the preceding sentence shall not be taken into account in computing any benefits under any plan, program or arrangement of Mid America Bank (the “Purchaser Bank”), the Purchaser, the Company Bank, the Company or their affiliates.

2.                                     2005 Supplemental Executive Retirement Agreement Payment.  Prior to December 23, 2005, the Company Bank shall pay to you an amount equal to the amount set forth on Exhibit A as the “2005 Supplemental Executive Retirement Agreement Payment.”  For the avoidance of doubt, and notwithstanding anything herein to the contrary, the 2005 Supplemental Executive Retirement Agreement Payment shall not be taken into account in computing any benefits under any plan, program or arrangement of the Purchaser Bank, the Purchaser, the Company Bank, the Company or their affiliates.

3.                                     Executive Split Dollar Life Insurance.

Supplemental Life/Split Dollar Plan.  Effective as of the date hereof, the Company Bank’s Supplemental Life/Split Dollar Plan and each Split Dollar Policy Endorsement thereunder (collectively, “SL/SD Plan”) is amended hereby to provide that (a) the aggregate amount of death benefit proceeds which may be paid to your beneficiaries shall not exceed the lesser of: (i) the Three Times Base Salary Amount (defined to mean your current base salary as of the date of this letter, multiplied by three (3), (ii) the sum of amounts shown as the maximum dollar amount of each of the endorsements to which you are a party (the “Maximum Dollar

Amount”), or (iii) the amount by which the aggregate death benefits payable under all Policies maintained under the Plan for the purpose of insuring your life exceeds the aggregate cash value of such Policies immediately prior to your death,  and (b) the Plan may be amended or terminated following the Effective Time, provided Purchaser maintains, or causes Purchaser Bank to maintain, in full force and effect a life insurance policy or policies (which need not be one or more Policies established under the SL/SD Plan) insuring your life which provide an aggregate death benefit payable to your beneficiary or beneficiaries equal to the lesser of the Three Times Base Salary Amount of the Participant or the Maximum Dollar Amount.

4.                                     Agreement to Remain Employed Through Effective Time.    In consideration of the benefits conferred upon you, the Company and the Company Bank pursuant to this Agreement, you hereby agree not to terminate your employment with the Company Bank or any of its subsidiaries prior to the Effective Time, and, prior to the Effective Time, the Company Bank agrees not to terminate your employment with the Company Bank or its subsidiaries without the prior written consent of the Purchaser.  You hereby represent and warrant that, but for the benefit plans and agreements of or with the Company or the Company Bank that are specifically referred to herein, any tax-qualified pension plans or insured welfare benefit plans of the Company Bank and your rights in respect of outstanding stock options and restricted stock in respect of Company common stock under the Company’s stock compensation plans, you are not entitled to or eligible for any other payments or benefits under any plans, agreements or arrangements of or with the Company or the Company Bank and hereby waive any rights with respect thereto.

5.                                     Withholding and Reduction.  The Company or Company Bank will withhold and deposit all federal, state and local income and employment taxes that are owed with respect to all amounts paid or benefits provided to or for you by the Company or any affiliate pursuant to this Agreement.  You, the Company and the Company Bank agree that none of the payments and benefits payable or provided to you or for your benefit under this Agreement or otherwise in connection with the Merger are expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code.  However, notwithstanding anything to the contrary contained in this Agreement or the Prior Agreement, in no event shall the aggregate payments or benefits to be made or afforded to you under this Agreement or otherwise (the “Payments”) constitute an “excess parachute payment” under Section 280G of the Code and in order to avoid such a result the Payments will be reduced, if necessary, to an amount such that when aggregated with all other payments, benefits or distributions in the nature of compensation to or for your benefit, whether paid, payable or provided pursuant to this Agreement or otherwise (the “Aggregate Payments”), the value of such Aggregate Payments shall be equal to three (3) times your “base amount,” as determined in accordance with Section 280G of the Code, less $5,000.00.  You hereby agree to report any amounts paid or benefits provided under this Agreement for purposes of Federal, state and local income, employment and excise taxes in a manner consistent with the manner in which the Company or Company Bank reports any such amounts or benefits for purposes of Federal, state and local income, employment and excise taxes.

6.                                     Successors.  This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by your legal representatives.  This Agreement shall inure to the benefit of and be binding upon the

Company, the Company Bank and their successors and assigns.  From and after the Effective Date, the “Company” shall mean the “Purchaser,” and “Company Bank” shall mean “Purchaser Bank,” except to the extent the context indicates otherwise.

7.                                     Waiver.  Failure of the Company to demand strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any such term, covenant or condition on any occasion or multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

8.                                     Governing Law and Jurisdiction. The Agreement is governed by and construed under the laws of the State of Illinois, without regard to conflict of laws rules.  You, the Company and the Company Bank (a) hereby consent to submit to the exclusive personal jurisdiction of any Federal court located in the State of Illinois or any court of the State of Illinois in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (b) hereby waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with the Agreement.  Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

9.                                     Entire and Final Agreement.  This Agreement shall supersede any and all prior oral or written representations, understandings and agreements of the parties with respect to their employment relationship (including, but not limited to all correspondence, memoranda and term sheets and the Prior Agreement), and it contains the entire agreement of the parties with respect to those matters.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  Once signed by the parties hereto, no provision of this Agreement may be modified or amended unless agreed to in writing, signed by you and a duly authorized officer of the Company and the Company Bank and subject to the prior written consent of the Purchaser.

10.                               Assignment.  Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by you.  Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Company or the Company Bank without your prior written consent, to a person or entity other than an affiliate or parent entity of the Company or the Company Bank or its successors or assigns; provided, however, that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company or the Company Bank with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company and the Company Bank hereunder.

11.                               Section Headings.  The section headings contained in this Agreement are inserted for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

12.                               Notices.  All notices required by this Agreement shall be sent in writing and delivered by one party to the other by overnight express mail to the following persons and addresses:

If to the Company and Company Bank:	1695 Larkin Avenue
Elgin, Illinois 60123

If to you:                                                                                               At the most recent address on file at the Company.

13.                               Execution in Counterparts.  This Agreement may be executed by the parties hereto in counterparts, and each of which shall be considered an original for all purposes.

If the foregoing is satisfactory, please so indicate by signing and returning to the Company and the enclosed copy of this letter whereupon this will constitute our agreement on the subject.

COMPANY

	By:	/s/ Barrett J. O’Connor
Date: June 28, 2005

COMPANY BANK

	By:	/s/ Barrett J. O’Connor
Date: June 28, 2005

ACCEPTED AND AGREED TO:

/s/ Stephen P. DuBois
Stephen P. DuBois
Date: June 28, 2005

EXHIBIT A

2005 Supplemental Executive Retirement Agreement Payment (Section 2):	$236,094